News Release

Amkor Technology Names David Watson to Board of Directors

CHANDLER, Ariz. - August 21, 2014 - Amkor Technology, Inc. (NASDAQ: AMKR) today announced that David Watson has been appointed as a new member of the Company’s Board of Directors. With this appointment, Amkor’s Board has been expanded to nine members.

“We are pleased to have Dave join Amkor’s Board,” said James Kim, Amkor’s executive chairman of the board. “Dave has served in leadership roles for the nation’s top communications services providers and will be a great asset for us.”

Mr. Watson is currently serving as Executive Vice President and Chief Operating Officer for Comcast Cable. In this role Mr. Watson oversees the teams responsible for day-to-day operations of the cable division, including sales and marketing of cable video, high-speed Internet and voice services, as well as oversight of the three operating divisions and Comcast Spotlight, the advertising sales unit. Before joining Comcast Cable in 1991, he served for seven years with Comcast Cellular Communications, Inc., first as Senior Vice President of sales and marketing and later as President. Previously, he headed sales and marketing efforts at Bell Atlantic Mobile and Metrophone. Mr. Watson is a graduate of the University of Richmond with a BA in political science.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and on Amkor's website: www.amkor.com.

Contacts

Amkor Technology, Inc.
Greg Johnson
Senior Director, Investor Relations and Corporate Communications
480-786-7594
greg.johnson@amkor.com